Exhibit 5.1
K&L Gates LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
(412) 355-6500
January 26, 2010
Huttig Building Products, Inc.
555 Maryville University Drive, Suite 400
St. Louis, MO 63141
Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 2,000,000 shares (the “Executive Plan Shares”) of Common Stock, par value $.01 per share (“Common Stock”), of Huttig Building Products, Inc., a Delaware corporation (the “Company”), which are to be issued from time to time in connection with the Company’s 2005 Executive Incentive Compensation Plan, as amended and restated from time to time (the “Executive Plan”), and 200,000 shares (with the Executive Plan Shares, the “Shares”) of Common Stock of the Company, which are to be issued from time to time in connection with the Company’s 2005 Nonemployee Directors’ Restricted Stock Plan, as amended and restated from time to time (the “Directors Plan”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined copies of the Executive Plan, the Directors Plan, the Registration Statement, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (the “DGCL”), including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL.
Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms of the Executive Plan or the Directors Plan, as the case may be, will be validly issued, fully paid and nonassessable.
The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP